Exhibit 99.1

bioAffinity Technologies Announces Pricing of Registered Direct Offering and Concurrent Private Placement and Warrant Inducement for Aggregate Gross Proceeds of $1.75 Million

SAN ANTONIO, Texas (August 2, 2024) – bioAffinity Technologies, Inc. (NASDAQ: BIAF and BIAFW) announced today it has entered into warrant exercise agreements with three existing accredited investors to exercise certain outstanding warrants to purchase an aggregate of 1,041,667 of the Company’s shares of common stock (the “Existing Warrants”). In consideration for the immediate exercise in full of the Existing Warrants for gross cash proceeds of approximately $1,302,083, the exercising holders received in a private placement new unregistered warrants (the “New Warrants”) to purchase up to an aggregate of 1,302,083 shares of common stock (equal to 125% of the shares of common stock issued in connection with the exercise of the Existing Warrants) with an exercise price of $1.50 per share and are initially exercisable on the date that stockholder approval of the exercise of the New Warrants is obtained and will expire five years from the date of such approval. In connection with the exercise of the Existing Warrants, the Company agreed to reduce the exercise price of the Existing Warrants from $1.64 to $1.25 per share. The exercise of the Existing Warrants and the issuance of the New Warrants are expected to occur on August 5, 2024.

The Company also announced today it has entered into a securities purchase agreement with an institutional investor for the purchase and sale of 360,000 shares of common stock in a registered direct offering and, in a concurrent private placement, common warrants (the “Private Warrants”) to purchase up to 450,000 shares of common stock (together with the registered direct offering) at a combined purchase price of $1.25. The Private Warrants will have an exercise price of $ 1.50 per share, are initially exercisable on the date that stockholder approval of the exercise of the warrants is obtained and will expire five years from the date of such approval.

The closing of the offering is expected to occur on or about August 5, 2024, subject to the satisfaction of customary closing conditions. The gross proceeds from the offering are expected to be approximately $450,000, excluding any proceeds that may be received upon the exercise of the Private Warrants and before deducting placement agent fees and other offering expenses payable by the Company.

WallachBeth Capital is acting as sole placement agent for the registered direct offering and private placement and financial advisor for the warrant inducement transaction.

The common stock will be issued in a registered direct offering pursuant to an effective shelf registration statement on Form S-3 (File No. 333-275608) previously filed with the U.S. Securities and Exchange Commission (SEC), under the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the SEC on Nov. 27, 2023. The Private Warrants to be issued in the concurrent private placement and the shares issuable upon exercise of such warrants were offered pursuant to an exemption from the registration requirements of the Securities Act of under Section 4(a)(2) thereof and Regulation D promulgated thereunder and have not been registered under the Securities Act or applicable state securities laws. A prospectus supplement describing the terms of the proposed registered direct offering will be filed with the SEC and available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplements may be obtained, when available, from WallachBeth Capital, LLC, via email at cap-mkts@wallachbeth.com, by calling +1 (646) 237-8585, or by standard mail at WallachBeth Capital LLC, Attn: Capital Markets, 185 Hudson St., Suite 1410, Jersey City, NJ 07311, USA.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About CyPath® Lung

CyPath® Lung uses advanced flow cytometry and artificial intelligence (AI) to identify cell populations in patient sputum that indicate malignancy. Automated data analysis helps determine if cancer is present or if the patient is cancer-free. CyPath® Lung incorporates a fluorescent porphyrin, TCPP, that is preferentially taken up by cancer and cancer-related cells. Clinical study results demonstrated that CyPath® Lung had 92% sensitivity, 87% specificity and 88% accuracy in detecting lung cancer in patients at high risk for the disease who had small lung nodules less than 20 millimeters. Diagnosing and treating early-stage cancer can improve outcomes and increase patient survival.

About bioAffinity Technologies, Inc.

bioAffinity Technologies, Inc. addresses the need for noninvasive diagnosis of early-stage cancer and diseases of the lung and broad-spectrum cancer treatments. The Company’s first product, CyPath® Lung, is a noninvasive test that has shown high sensitivity, specificity and accuracy for the detection of early-stage lung cancer. CyPath® Lung is marketed as a Laboratory Developed Test (LDT) by Precision Pathology Laboratory Services, a subsidiary of bioAffinity Technologies. For more information, visit www.bioaffinitytech.com and follow us on LinkedIn, Facebook and X.

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding the anticipated exercise of warrants, the anticipated gross proceeds from the Company’s offering of securities and the expected closing of the offering. Forward-looking statements can be identified by words such as “believes,” “expects,” “estimates,” “intends,” “may,” “plans,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made and predictions as to future facts and conditions. Readers of this press release are cautioned not to place undue reliance on any forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to risks and uncertainties included under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the SEC from time to time. The Company does not undertake any obligation to update any forward-looking statement relating to matters discussed in this press release, except as may be required by applicable securities laws.

Contacts

bioAffinity Technologies

Julie Anne Overton

Director of Communications

jao@bioaffinitytech.com

Investor Relations

Dave Gentry

RedChip Companies Inc.

1-800-RED-CHIP (733-2447) or 407-491-4498

BIAF@redchip.com